UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 22, 2015

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as "we" or "AT&T." We are a holding company whose subsidiaries and affiliates operate in the communications and digital entertainment services industry. Our subsidiaries and affiliates provide services and equipment that deliver traditional telephony services as well as video and broadband services both domestically and internationally.

Overview
We announced on October 22, 2015 that third-quarter 2015 net income attributable to AT&T totaled $3.0 billion, or $0.50 per diluted share, compared to net income attributable to AT&T of $3.1 billion, or $0.60 per diluted share, in the third quarter of 2014. Our third-quarter 2015 results include the operations of DIRECTV following the July 24, 2015 acquisition.

Third-quarter 2015 revenues were $39.1 billion, up 18.6 percent from the third-quarter 2014. Third quarter revenues reflect increased revenues primarily from our acquisition of DIRECTV. Compared with results for the third quarter of 2014, operating expenses were $33.2 billion versus $27.4 billion primarily reflecting recent acquisitions; operating income was $5.9 billion, up from $5.6 billion; and AT&T's operating income margin was 15.2 percent, compared to 17.0 percent. Third-quarter 2015 cash from operating activities was $10.8 billion, up from $8.7 billion in the year-ago quarter due primarily to the acquisition of DIRECTV and the timing of working capital payments.

Many of our products, including AT&T Mobility and AT&T U-verse® (U-verse), are offered to subscribers in multiple segments. Accordingly, to aid in understanding subscriber trends, we are presenting an overall discussion of these customer metrics. We reported a net gain of 2,513,000 domestic wireless subscribers in the third quarter of 2015, bringing that customer base to approximately 126.4 million at September 30, 2015, compared to 118.7 million at September 30, 2014. During the third quarter, for our domestic wireless operations, net adds for connected devices were 1,602,000, including 1,000,000 million connected cars. Prepaid subscriber net adds were 466,000, with gains in both Cricket and GoPhone subscribers, postpaid subscriber net adds were 289,000 and reseller net adds were 156,000. Branded net adds (combined postpaid and prepaid) were 755,000 in the third quarter of 2015 reflecting gains in prepaid smartphones. Total postpaid tablet and computing device net adds were 622,000 in the third quarter of 2015.

In the third quarter of 2015, an increasing percentage of domestic wireless subscribers have chosen to move to our simple pricing and no-device-subsidy service plans (referred to as Mobile Share and Mobile Share Value, collectively referred to as "Mobile Share Plans"). At September 30, 2015, Mobile Share Plans represented almost 60 million domestic wireless connections. About 66 percent of our domestic wireless postpaid smartphone base is on no-device-subsidy Mobile Share Value plans. At the end of the quarter, 50.4 million of postpaid smartphone subscribers are on usage-based data plans, compared to 46.1 million a year ago.

For U.S.-based customers, we offer an equipment installment plan (AT&T Next). Sales under AT&T Next continued to increase during the third quarter, with nearly 71 percent of all postpaid smartphone gross adds and upgrades taking Next, compared to 68 percent in the second quarter of 2015, 65 percent in the first quarter of 2015 and 58 percent in the fourth quarter of 2014. Combined with bring-your-own-device (BYOD) gross adds of 510,000 during the third quarter, 80 percent of smartphone transactions in the quarter were no-subsidy. During the third quarter of 2015, we sold 4.1 million smartphones under our AT&T Next program. At September 30, 2015, more than 40 percent of the postpaid smartphone base is on AT&T Next.

With our July 24, 2015, acquisition of DIRECTV, we added 32.2 million subscribers of DIRECTV's video services, which includes domestic and international subscribers and reflects our methodology used to count commercial subscribers. At September 30, 2015, we had 38.0 million video subscribers compared with 6.1 million at September 30, 2014.

Our total broadband connections were 15.8 million at September 30, 2015 and 16.5 million at September 30, 2014. During the third quarter, we added 192,000 U-verse High Speed Internet subscribers, for a total of 13.1 million at September 30, 2015. More than 90 percent of our broadband subscribers who are IP-eligible have U-verse High Speed Internet. Total broadband subscribers declined by 129,000 in the quarter due in part to fewer U-verse sales promotions.

At September 30, 2015, our total switched access lines were 17.4 million compared with 21.5 million at September 30, 2014. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access line total) increased by 62,000 in the quarter to reach 5.4 million at September 30, 2015 compared to 4.8 million at September 30, 2014.

Segment Summary
Business Solutions
Revenues from our Business Solutions (ABS) segment for the third quarter of 2015 were $17.7 billion, up 1.2 percent versus the year-ago quarter driven by mobility revenues and continued growth in strategic business services, partially offset by continued declines in our legacy voice and data services and foreign exchange pressures. Third-quarter 2015 ABS operating expenses totaled $13.4 billion, down 1.7 percent versus the third quarter of 2014, largely due to lower employee and commission expenses. The ABS operating margin was 24.3 percent, compared to 22.1 percent in the year-earlier quarter with wireless and IP revenue growth and cost efficiencies offsetting declines in legacy services.

We had approximately 71.6 million business wireless subscribers at September 30, 2015 compared to 62.6 million at September 30, 2014. During the third quarter of 2015, business wireless net adds for connected devices were 1,602,000 and postpaid net adds were 265,000. Postpaid business wireless subscriber churn was 1.05 percent, compared to 0.84 percent in the year-ago quarter.

During the third quarter of 2015, we added 20,000 high-speed Internet business subscribers, bringing total business IP broadband to 891,000 subscribers. Total business broadband had a loss of 23,000 in the quarter.

Entertainment and Internet Services
Our Entertainment and Internet Services (EIS) segment includes the results of the U.S. satellite-based operations acquired in our July 2015 acquisition of DIRECTV as well as broadband and wired voice services to residential customers in the U.S. EIS revenues for the third-quarter of 2015 were $10.9 billion, nearly double the year-ago quarter due to the acquisition of DIRECTV as well as strong growth in consumer IP broadband and video, which more than offset lower revenues from legacy voice and data products. Third-quarter 2015 EIS operating expenses totaled $9.8 billion compared to $5.9 billion in the third quarter of 2014, largely due to the acquisition of DIRECTV. The EIS operating margin was 9.4 percent, compared to (6.1) percent in the year-earlier quarter with satellite and IP revenue growth and cost efficiencies offsetting programming content cost pressure and declines in legacy services.

At September 31, 2015, EIS had approximately 52.6 million revenue connections, compared to 34.7 million at September 31, 2015, which included:
•
Approximately 25.4 million video connections at September 30, 2015 compared to 5.8 million at September 30, 2014. DIRECTV's satellite subscribers as of the July 24, 2015 acquisition date was 19.5 million. During the third quarter, we added 26,000 satellite subscribers; however, U-verse subscribers declined 92,000 as we focused on profitability and emphasized higher-margin satellite sales.

•
Approximately 14.3 million broadband connections at September 30, 2015 compared to 14.5 million at September 30, 2014. During the third quarter, we added 172,000 U-verse High Speed Internet subscribers, for a total of 12.2 million at September 30, 2015. Total broadband subscribers declined by 106,000 in the quarter due in part to fewer U-verse sales promotions.

•	Approximately 12.9 million wired voice connections at September 30, 2015 compared to 14.4 million at September 30, 2014. Voice connections include switched access lines and VoIP connections.

Consumer Mobility
Revenues from our Consumer Mobility segment, which consist of consumer, wholesale and resale subscribers located in the U.S., for the third-quarter of 2015 were $8.8 billion, down 4.6 percent versus the year-ago quarter, reflecting declines in postpaid service revenues due to the success of Mobile Share Value plans and migrations of customers to our ABS segment (discussed below), offset by higher prepaid service revenues and an increase in equipment revenues. Third-quarter 2015 Consumer Mobility operating expenses totaled $6.0 billion, down 9.6 percent versus the third quarter of 2014. The Consumer Mobility operating margin was 31.2 percent, compared to 27.4 percent in the year-earlier quarter with lower volumes and cost efficiencies more than offsetting the declines from Mobile Share Value pressure.

We had approximately 54.8 million Consumer Mobility subscribers at September 30, 2015 compared to 56.1 million at September 30, 2014. During the third quarter of 2015, prepaid net adds were 466,000, reseller net adds were 149,000 and consumer postpaid net adds were 23,000. Our business wireless offerings allow for individual subscribers to purchase wireless services through employer-sponsored plans for a reduced price. The migration of these subscribers to the ABS segment negatively impacted consumer postpaid subscriber and service revenues growth.

Total customer churn of Consumer Mobility subscribers was 1.90 percent versus 2.03 percent in the third quarter of 2014, reflecting improvements in prepaid churn. Consumer Mobility postpaid churn was 1.33 percent, compared to 1.20 percent in the year-ago quarter.

International
Our International segment consists of the Latin American operations acquired in our July 2015 acquisition of DIRECTV as well as the Mexican wireless operations acquired earlier in 2015. Third quarter 2015 operating revenues were $1.5 billion, with $945 million attributable to video services in Latin America and $581 million of wireless revenues in Mexico. DIRECTV Latin America revenues reflect foreign currency exchange rates, including our move to the Sistema Marginal de Divisas (SIMADI) rate in Venezuela. Operating expenses were $1.6 billion and operating loss was $87 million.

At September 30, 2015, we had approximately 8.2 million wireless subscribers in Mexico and 12.5 million video connections in Latin America, including 5.5 million in Brazil. During the third quarter of 2015, our Mexico wireless business had a net loss of 231,000 subscribers and our Latin America operations had a net loss of 113,000 video connections.

Supplemental Discussion
As a supplemental discussion of our operating results, for comparison purposes, we are providing a view of our combined AT&T Mobility operations. AT&T Mobility revenues for the third-quarter of 2015 were $18.3 billion, essentially flat versus the third quarter of 2015. Third-quarter 2015 operating expenses totaled $12.9 billion, down 5.0 percent versus with the third quarter of 2014 and AT&T Mobility's operating income margin was 29.6 percent compared to 25.9 percent in the year-ago quarter reflecting strong adoption of AT&T Next, BYOD customers, lower smartphone gross adds and strong operational efficiencies.

For the quarter ended September 30, 2015, postpaid phone-only ARPU decreased 2.6 percent versus the year-earlier quarter and 0.7 percent sequentially. Postpaid phone-only ARPU plus AT&T Next increased 4.9 percent versus the year earlier quarter and 0.8 percent sequentially.

Postpaid churn was 1.16 percent, compared to 0.99 percent in the year-ago quarter and 1.01 percent in the second quarter of 2015. Total customer churn was 1.33 percent versus 1.36 percent in the third quarter of 2014 and 1.31 percent in the second quarter of 2015.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: October 22, 2015	By: /s/ Paul W. Stephens Paul W. Stephens Senior Vice President and Controller